Exhibit 99.1

                        Press Release dated March 3, 1997



                 PLATINUM ENTERTAINMENT AND K-TEL INTERNATIONAL
                  SIGN DEFINITIVE AGREEMENT FOR SALE BY CERTAIN
                          K-TEL MUSIC BUSINESS ASSETS

DOWNERS GROVE, IL/PLYMOUTH, MN, March 3, 1997. -- Platinum Entertainment, Inc. Inc. (NASDAQ: PTET) has entered into a definitive agreement with K-tel International, Inc. (NASDAQ: KTEL) for the sale by K-tel to Platinum of certain music business assets.

         Under the terms of the agreement, Platinum will acquire K-tel's worldwide music business assets, with the exception of K-tel's European music business, through the purchase of the stock of K-tel International (USA), Inc. and Dominion Entertainment, Inc., both wholly-owned subsidiaries of K-tel International.

         The acquisition, which has been approved by the boards of K-tel and Platinum, involves a purchase price of $35 million subject to certain adjustments. The purchase price is to be paid in cash at closing.

         Closing is expected to occur between 90 and 180 days from the date of this announcement. K-tel keeps all profits until closing.

         After the closing, K-tel will retain its music business in Eastern and Western Europe and the former Soviet Republic and will receive an exclusive license to use the Dominion and K-tel (USA) music catalog in these territories and a non-exclusive license of the catalog in Africa and the Middle East. The licenses will be royalty free except for third party amounts payable from the use of the masters.

         K-tel will also retain its consumer products, music infomercial, direct response and video businesses.

         K-tel International, Inc., headquartered in Plymouth, MN, operates one of the largest independent record companies in the U.S. Its catalog of over 3,500 owned or controlled recordings includes performances by classic artists such as Chubby Checker, Bobby Sherman, Leslie Gore, Percy Sledge, Lee Greenwood, and hundreds of others. K-tel is also one of the world's leading compilation packagers and marketers of pre-recorded music. Music products are distributed through K-tel's own proprietary distribution system, enabling K-tel to maintain control over the marketing and promotion of its music products, selling and fulfilling its orders to retail and rack jobbers on a direct basis.

         For the year ended June 30, 1996, on an audited basis, and for the six month period ending December 31, 1996, on an unaudited basis, the music business being acquired by Platinum from K-tel recorded gross revenues of $42.6 million, and $18.8 million respectively. The closing of the acquisition is subject to the securing of financing by Platinum, K-tel's shareholder approval and other customary conditions.

         Steve Devick, Platinum Entertainment's president and chief executive officer, said, "We are tremendously excited about this acquisition. In its 35 years of business, K-tel has developed one of the world's most famous libraries of recorded music, and has established an identity that is unique in the industry. The music business of K-tel is well-managed and profitable, and combining the strengths of our recent acquisition of Intersound, Inc. with the strengths of K-tel makes tremendous business sense all around. We look forward to having the K-tel employees in the acquired business join our family and contribute to our growth. This acquisition clearly identifies Platinum as one of the largest independent record companies."

         David Weiner, president of K-tel International states, "This transaction allows our shareholders to better realize the intrinsic value of K-tel's catalog of master recordings. This valuable asset is carried on our balance sheet at only nominal value and, in our opinion, has not been adequately reflected in our company's public market capitalization. Platinum will be a good home for these assets and will provide our employees of the sold businesses an opportunity to be part of a larger music company. K-tel will continue to focus and grow our North American operations in our music infomercial, video, consumer products and direct response businesses, and will continue to own and operate our music and other businesses in the United Kingdom, Germany and Finland."

         The total gross revenue of K-tel's retained businesses were $43.6 million for its fiscal year ended June 30, 1996, and were $21.4 million for the six months ended December 31, 1996. On a proforma basis, giving effect to the transaction, the net book value of K-tel as of December 31, 1996, would have been approximately $39.1 million compared to $4.1 million as actually reported.

         K-tel International, Inc. develops, markets and distributes a variety of packaged consumer entertainment (music and video) and consumer convenience products worldwide. K-tel markets its product lines either to retailers, or through mail order (tv or print), or through licensees throughout the world. K-tel has companies/operations in the United States, United Kingdom, Germany and Finland.

         Platinum Entertainment, Inc. produces, licenses, acquires markets and distributes high quality recorded music for a variety of music formats. Platinum and its wholly-owned subsidiaries currently produce music for Gospel, Adult Contemporary, Country, Blues, Urban, Dance, Classical and Themed Music formats, primarily under the CGI Records, Light Records, River North Records, Intersound, and House of Blues labels. Platinum's products include new releases, typically by artist established in a particular format, as well as compilation and repackagings of previously recorded music that enable Platinum to exploit its catalog of master recordings.

         This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve substantial risks and uncertainties. When used in this press release, the words "anticipate," "believe," "estimate" and "expect" and similar expressions as they relate to the Companies or its management are intended to identify such forward-looking statements. A number of important factors could cause the Companies' actual results, performance or achievements for fiscal 1997 and beyond to differ materially from those expressed; in such forward-looking statements. These factors include, without limitation, commercial success of the Companies' repertoire, changes and costs related to acquisitions, relationships with artists and producers, attraction and retention of key personnel, general economic and business conditions and enhanced competition and new competitors in the recorded music industry, and other factors described in the Companies' filings with the Securities and Exchange Commission.

                                     # # #

Contacts: For Platinum Entertainment         For K-tel International

          Douglas C. Laux                    Mark Dixon
          Chief Financial Officer            Vice President and Chief
          (630) 769-0033 x 234                 Financial Officer
                                             (612) 559-6820